EXHIBIT 23.1
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 1, 2008, relating to the financial statements and financial statement schedule of Washington Gas Light Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s fiscal 2007 adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans) appearing in the Annual Report on Form 10-K of WGL Holdings, Inc. and Washington Gas Light Company for the year ended September 30, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
Deloitte & Touche LLP
McLean, Virginia
May 13, 2009